Exhibit 99

ConocoPhillips First-Quarter 2012 Interim Update

HOUSTON--(BUSINESS WIRE)--April 5, 2012--On April 4, 2012, ConocoPhillips’ [NYSE:COP] board of directors approved the separation of Phillips 66 from ConocoPhillips. This interim update is being issued in anticipation of the "when-issued" trading commencing on or about April 12, 2012.

This interim update provides an overview of first-quarter market and operating conditions, as well as an update on other developments and progress on strategic initiatives for ConocoPhillips in the first quarter of 2012. The market indicators and company estimates may differ considerably from the company’s actual results scheduled to be reported on April 23, 2012.

In addition, Greg Garland, the designated CEO of Phillips 66, will provide an investor update via webcast on April 9, and Ryan Lance, the designated CEO of ConocoPhillips, will provide an investor update on April 16. Investors are encouraged to listen to these webcasts and learn about the plans for the creation of two leading energy companies.

Exploration and Production (E&P)

The table below provides market price indicators for crude oil and natural gas. The company’s actual crude oil and natural gas price realizations are likely to vary from these market indicators due to quality and location differentials, as well as the effect of pricing lags.

Market Indicators
	1Q 2012	1Q 2011	1Q 2012 vs. 1Q 2011	4Q 2011
Dated Brent ($/BBL)	$118.49	$104.97	$13.52	$109.31
WTI ($/BBL)	102.99	93.98	9.01	94.07
ANS USWC ($/BBL)	118.31	102.53	15.78	110.36
WCS ($/BBL)	75.99	71.47	4.52	81.64
Henry Hub first of month ($/MMBTU)	2.72	4.11	(1.39)	3.54
Source: Platts

First-quarter average production is anticipated to be approximately 1.62 million barrels of oil equivalent (BOE) per day. This is consistent with previous guidance of 1.55 – 1.60 million BOE per day for the full year, which could vary depending on the timing of dispositions. Exploration expenses, excluding special items, are expected to be in line with the first quarter of 2011.

Bohai Bay

Gross production from the Peng Lai Field in Bohai Bay is currently at 40,000 barrels per day under an approved interim reservoir management plan. As previously announced, under an agreement with China’s Ministry of Agriculture (MOA), the company, as operator of the field, paid approximately $160 million to settle public claims for alleged fishery damage and to fund settlement of private claims from potentially affected fishermen in relevant Bohai Bay communities. The company also paid the MOA approximately $16 million to fund work to improve fishery resources and for related projects in the area. A revised environmental impact assessment and overall development program have been submitted to the appropriate government agencies as part of the process for returning the field to normal operation. The company is currently engaged in administrative discussions with the State Oceanic Administration to resolve outstanding claims.

Mackenzie Delta

ConocoPhillips has been involved with three other energy companies, as members of the Mackenzie Gas Project, on the development of the Mackenzie Valley Pipeline and gathering system, which was proposed to transport onshore gas production from the Mackenzie Delta in northern Canada to established markets in North America. The company has a 75 percent interest in the Parsons Lake natural gas field, one of the primary fields in the Mackenzie Delta, which would have anchored the pipeline development. In the first quarter of 2012, the co-venturers elected to suspend funding of the project due to a continued decline in market conditions and the lack of acceptable commercial terms. The company expects to record a noncash impairment for the carrying value of the undeveloped leasehold and capitalized project development costs of approximately $525 million after-tax, during the first quarter of 2012.

Refining and Marketing (R&M)

The table below provides market indicators for regions where the company has significant refining operations. The Weighted U.S. 3:2:1 margin is based on the geographical location and capacity of ConocoPhillips’ U.S. refineries. Realized refining margins are likely to differ due to the company’s specific locations, configurations, crude oil slates or operating conditions. ConocoPhillips’ refining configuration yields somewhat higher distillate and secondary product volumes, and lower gasoline volumes than those implied by the market indicators shown below.

Market Indicators ($/BBL)
	1Q 2012	1Q 2011	1Q 2012 vs. 1Q 2011	4Q 2011
Refining Margins
East Coast WTI 3:2:1	$25.79	$19.09	$6.70	$22.94
East Coast Brent 3:2:1	10.29	8.10	2.19	7.69
Gulf Coast WTI 3:2:1	24.22	17.25	6.97	19.37
Mid-Continent WTI 3:2:1	21.33	18.95	2.38	20.75
West Coast ANS 3:2:1	16.63	16.14	0.49	10.74
Weighted U.S. 3:2:1	22.01	17.76	4.25	18.16
NW Europe Dated Brent 3:1:2	12.73	12.31	0.42	13.97
Singapore Dubai 3:1:2	15.67	16.33	(0.66)	15.12
WTI/Maya Differential	(5.94)	4.67	(10.61)	(9.35)
WTI/Brent Differential	(15.50)	(10.99)	(4.51)	(15.24)
Source: Platts and Argus

While the table above reflects that refining market crack spreads were generally higher than in the first quarter of 2011, R&M’s results for the first quarter of 2012 are expected to be negatively impacted by significantly weaker crude differentials and secondary product margins due to higher crude prices. As is typical in a period of rapidly rising crude prices, the company also expects marketing margins to be adversely impacted due to the lag in rack prices. The company’s average worldwide crude oil refining capacity utilization rate for the first quarter is anticipated to be in the low-90-percent range. The domestic and international utilization rates are expected to be in the high-80-percent range and high-90-percent range, respectively. First-quarter turnaround costs are anticipated to be approximately $170 million before-tax.

Chemicals and Midstream

Chemicals results are expected to be higher than the first quarter of 2011 primarily due to ethylene margins. Ethylene margins for the quarter were among the highest experienced in the past 20 years. Utilization rates continued to exceed 100 percent, allowing capture of these strong margins. Midstream results are anticipated to be slightly higher than a year ago mainly due to higher natural gas liquids prices.

3-Year Repositioning Plan

ConocoPhillips continues to execute its asset disposition program, targeting $10 billion in proceeds during 2012. During the quarter, the company closed on the sale of its Vietnam business unit and expects to record an after-tax gain of approximately $940 million. Additional dispositions are under contract for mature partner-operated assets in the North Sea and North American conventional natural gas assets. These are expected to close in the second and third quarters of 2012.

The company expects to reach final investment decision on the second train of the Australia Pacific LNG Project in the second quarter of 2012. In connection with the resulting dilution of interest, ConocoPhillips expects to record an after-tax loss of approximately $135 million in the second quarter.

During the first quarter of 2012, Phillips 66 completed the private placement of $5.8 billion of senior notes, the net proceeds of which were deposited into escrow accounts pending the separation. As a result, at March 31, 2012, ConocoPhillips’ total debt is expected to be $5.8 billion higher than at Dec. 31, 2011, with a corresponding $5.8 billion of restricted cash. Post separation, Phillips 66 will retain this debt, and ConocoPhillips will use the majority of a special cash distribution from Phillips 66 to make further debt reductions.

The company anticipates first-quarter 2012 repurchases under the share repurchase program to be $1.9 billion and the number of weighted-average diluted shares outstanding during the quarter to be approximately 1,293 million.

As previously announced, the ConocoPhillips board of directors has approved the planned separation of ConocoPhillips and Phillips 66, effective from May 1, 2012. Phillips 66 and ConocoPhillips look forward to sharing additional information about each company and their future plans at the April 9 and April 16 investor updates, respectively.

ConocoPhillips will release its first-quarter earnings on Monday, April 23 at 8:00 a.m. Eastern time. In addition, a conference call with members of company management will be held at 11 a.m. Eastern time that day.

To access the webcast of the call, go to ConocoPhillips’ Investor Relations site, www.conocophillips.com/investor, and click on the "Register for Webcast" link. You should begin this procedure at least 15-20 minutes prior to the start of the call. For those who miss the live broadcast, the event will be archived and available for replay approximately two hours following the live call. To access the archived call, go to the Investor Relations site and choose "Replay Webcast."

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, crude oil and natural gas prices; refining and marketing margins; potential failure to achieve, and potential delays in achieving, expected reserves or production levels from existing and future oil and gas development projects due to operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas; unsuccessful exploratory activities; potential disruption or unexpected technical difficulties in developing new products and manufacturing processes; potential failure of new products to achieve acceptance in the market; unexpected cost increases or technical difficulties in constructing or modifying company manufacturing or refining facilities; unexpected difficulties in manufacturing, transporting or refining synthetic crude oil; international monetary conditions and exchange controls; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and general domestic and international economic and political conditions, as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission (SEC). Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. The statements in the interim update are based on activity from operations for the first two months of the first quarter of 2012 and include estimated results for March and, as such, are preliminary and are estimates. All of the forward-looking data is therefore subject to change. Actual results, which are scheduled to be reported in the company's earnings release for the first quarter of 2012 on April 23, 2012, may differ materially from the estimates given in this update.

CONTACT:
ConocoPhillips
Aftab Ahmed, 281-293-4138 (media)
aftab.ahmed@conocophillips.com
or
Clayton Reasor, 212-207-1996 (investors)
c.c.reasor@conocophillips.com